Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (referred to as the “Separation Agreement”) is entered into by and between John T. Egeland (“Mr. Egeland”) and Advance America, Cash Advance Centers, Inc., its affiliates, subsidiaries, successors and assigns, and their respective directors, officers, employees and agents (collectively and individually, “the Company”).

WHEREAS, Mr. Egeland is an employee of the Company in a key leadership and strategic position;

WHEREAS, Mr. Egeland was employed by the Company for nearly eight (8) years; and

WHEREAS, Mr. Egeland and the Company are concluding their employment relationship and wish to enter into this Separation Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.             Voluntary Agreement.  Mr. Egeland agrees that the Company is not required by law or otherwise to provide severance benefits, but that the Company has, in consideration for the promises set forth herein, voluntarily elected to provide certain benefits to him under the terms of this Separation Agreement.  Each party hereto represents, declares and agrees that he or it voluntarily accepts the provisions of this Separation Agreement for the purposes of making a full and final compromise, adjustment and settlement of all claims herein described.

2.             Severance Date.  The parties agree that as of December 22, 2005 (the “Severance Date”), Mr. Egeland’s employment with the Company will cease.

3.             Consideration.  Mr. Egeland understands and agrees that in consideration for his promises set forth herein, he will receive benefits under this Separation Agreement to which he would not otherwise be entitled.  The parties agree that in consideration for Mr. Egeland’s promises set forth herein, the Company, within the later of (i) January 6, 2006, or (ii) seven days of the effective date of this Separation Agreement, will provide Mr. Egeland with (1) a non-refundable severance payment in the amount of Three Hundred Seventy Five Thousand and 00/100 Dollars ($375,000.00) less applicable federal, state and local taxes and other deductions, which represents fifty two (52) weeks severance pay based upon his ending salary to be paid in one lump sum, and (2) a one-time non-refundable bonus payment in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) less applicable federal, state and local taxes and other deductions.  In addition, the Company will provide Mr. Egeland with the following amounts on the following dates for partial reimbursement of the COBRA premiums for the continuation of family medical benefits provided under the Company’s group health benefit plans if Mr. Egeland elects continuation coverage under COBRA:

Payment Date	Amount	Period of Coverage
January 6, 2006	$1,925.85	January 1, 2006 – March 31, 2006
April 6, 2006	$1,925.85	April 1, 2006 – June 30, 2006
July 6, 2006	$1,283.90	July 1, 2006 – August 31, 2006
September 6, 2006	To Be Determined	September 1, 2006 – December 31, 2006

The Company and Mr. Egeland acknowledge and agree the amount of the premiums for the continuation of medical benefits provided under the Company’s group health benefit plans for the period September 1, 2006 through December 31, 2006 may increase and the Company agrees to pay to Mr. Egeland on September 6, 2006, an amount equal to the Company’s cost of providing four (4) months of coverage to an employee for the continuation of family medical benefits provided under the Company’s group health benefit plans then in effect for the period September 1, 2006 through December 31, 2006.

Notwithstanding the foregoing, in the event Mr. Egeland obtains other employment whereby he is eligible for reasonably equivalent medical benefits, the Company shall not be required to remit any further amounts for partial reimbursement of the COBRA premiums for the continuation of family medical benefits provided under the Company’s group health benefit plans.  Mr. Egeland agrees to notify the Company in writing within ten (10) days of obtaining employment whereby he is eligible to receive reasonably equivalent medical benefits from his employer.

a.             Mr. Egeland further agrees that all benefits the Company provided him in connection with his employment will terminate as of the Severance Date, but that if Mr. Egeland was, on the day immediately preceding the Severance Date, covered under a medical plan sponsored by the Company, the Company will provide him with a Notice Under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as it relates to the continuation of health and dental insurance.  Mr. Egeland understands that his accrued and unused vacation days, if any, will be addressed in accordance with the Company’s vacation policy guidelines in effect as of the Severance Date.

b.             Mr. Egeland desires to receive the above-described severance benefits, which are intended to provide an economic bridge during possible unemployment and not as compensation for services previously rendered.  In addition, the parties desire to resolve any existing or potential disputes or claims that Mr. Egeland has or may have with or against the Company.  In consideration of the aforementioned severance pay and benefits, Mr. Egeland and the Company agree as follows:

i.              Mr. Egeland hereby waives, releases and completely discharge the Company from any and all claims, demands, rights, liabilities and causes of action of every kind and description whatsoever, whether criminal or civil, and whether known or unknown, that are asserted or could have been asserted against the Company arising out of Mr. Egeland’s employment with the Company or the termination thereof.  This includes but is not limited to claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, personal injury, negligent or intentional infliction of emotional harm or distress, conspiracy to terminate wrongfully, loss of consortium, invasion of privacy, wrongful denial of severance pay, failure to pay earned wages, failure to comply with state or federal laws governing payment of overtime, and/or discrimination based on race, color, national origin, sex, religion, age, disability, veteran’s status and/or retaliation.

This waiver, release and discharge also includes but is not limited to claims under the Age Discrimination in Employment Act of 1967 (and as amended in 1978 and 1986), the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1964, including the Equal Employment Act of 1972, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and any other state or federal laws or regulations.  For the avoidance of doubt, nothing contained in this waiver, release and discharge limits or impairs the indemnification obligations set forth in paragraph 6 hereinbelow.  Nothing in this Separation Agreement limits Mr. Egeland’s right to challenge the validity of this Separation Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

ii.             Mr. Egeland agrees that he will not file, participate in, obtain relief, or maintain any claim or action in any local, state or federal court against the Company relating to Mr. Egeland’s employment and/or termination of employment.   Mr. Egeland understands that he is not waiving or releasing any claims that may arise after this Separation Agreement is executed, or any claims related to worker’s compensation or unemployment compensation.  Mr. Egeland agrees that he will not in the future seek, and will not be eligible for, reemployment or independent contractor status by the Company, and he acknowledges and agrees that he is to be permanently removed from the Company’s labor pool, and the Company has no obligation to reinstate him or to employ him in the future.

iii.            The Company represents and warrants that it currently has no knowledge of any claim, demand, right or cause of action (collectively, a “Claim”) against and/or involving Mr. Egeland.  The Company further represents and warrants that it has no present intention to make or file a lawsuit against Mr. Egeland.

4.             Restricted Stock.   Pursuant to the Restricted Stock Agreement by and between the Company and John T. Egeland dated December 21, 2004, the Company granted to Mr. Egeland 66,666 restricted shares of the Class A common stock of the Company, par value $.01 per share (“Restricted Stock”), subject to all of the terms and conditions of the Restricted Stock Agreement.  The Company and Mr. Egeland acknowledge and agree, 22,222 shares of the Restricted Stock has become Vested Shares on December 21, 2005, the day before the Severance Date.

5.             Non-Competition.  Except as modified by the terms of the Separation Agreement, Mr. Egeland agrees that all of the provisions of the Confidential Information, No Solicitation, and Non-Competition Agreement executed by him, dated January 18, 1999 (the “Non-Competition Agreement”) will remain in full force and effect and he agrees to abide by the terms of said Non-Competition Agreement copies of which are attached hereto and made a part hereof as Exhibit “A”.

6.             Indemnification.  Mr. Egeland understands that in the event legal action is taken against the Company and/or him in which he is a named defendant after the Severance Date, that any indemnification obligations from the Company which applied to him as an officer of the Company, including, but not limited to that certain Indemnification Agreement dated as of

October 16, 2004 for the benefit of officers and directors of the Company, and any and all applicable insurance coverage such as directors and officers liability insurance coverage, will continue and the same protections will be afforded to him in the future that existed as of the date of this Separation Agreement.

Furthermore, Mr. Egeland agrees that the Company may request his assistance in the form of truthful testimony or written statements from time to time regarding matters which arose during his employment with the Company, and agrees to cooperate with the Company, at the Company’s expense, to resolve any such matters as reasonably necessary.

7.             No Confidentiality.    The parties acknowledge and agree the Company may be required to disclose and publish this Separation Agreement in a report on Form 8-K pursuant to federal law.

8.             Independent Review.  The Company advises Mr. Egeland to consult with an attorney before signing this Separation Agreement. Mr. Egeland agrees that he has had sufficient opportunity to discuss this Separation Agreement with a private attorney before signing it.  Mr. Egeland agrees that this Separation Agreement shall be final and binding.

9.             Not an Admission of Liability.  Mr. Egeland and the Company mutually agree that this Separation Agreement is not to be construed as an admission that either the Company or Mr. Egeland has violated any law or breached any of the Company’s policies or procedures with respect to Mr. Egeland’s employment or separation therefrom.

10.           Employment Recommendation.  Upon the request and direction of Mr. Egeland, the Company shall provide any and all third parties with a job reference on behalf of Mr. Egeland, such recommendation to include the following information:  dates of employment and job title.

11.           Governing Law.  This Agreement shall be construed according to the laws of South Carolina, and any dispute arising hereunder shall be submitted only to a state or federal court of competent jurisdiction in South Carolina.

12.           Entire Agreement.  With the exception of the aforementioned Non-Competition Agreement described in Section 5 and incorporated herein by reference, this Separation Agreement contains the entire agreement between Mr. Egeland and the Company and can only be modified by a subsequent written agreement.  The parties agree that if any clause in this Separation Agreement is found to be invalid, such invalidity will not affect the validity of the other clauses herein.

13.           Older Workers Benefit Protection Act.  Mr. Egeland hereby agrees to the following:

I understand that I have twenty-one (21) days from the date this agreement was provided to me (“Waiting Period”) to consider this Separation Agreement.  By signing this Agreement before the end of Waiting Period, I am voluntarily electing to forego any time remaining. I agree that any change, material or immaterial, to the terms of this Separation Agreement does not

restart the running of the Waiting Period.   I also understand that I have seven (7) days after signing to revoke this Separation Agreement.  Should I decide to revoke this Agreement within seven days after signing, I will do so in writing to the President of the Company.  I understand that this Agreement will not become effective until the end of the seventh day, provided that I have not revoked it.

I ACKNOWLEDGE THAT I HAVE FULLY READ AND UNDERSTAND THIS SEPARATION AGREEMENT, INCLUDING MY RELEASE AND WAIVER OF CLAIMS AGAINST THE COMPANY, THAT GOOD AND SUFFICIENT CONSIDERATION HAS BEEN GIVEN TO ME FOR SIGNING THIS SEPARATION AGREEMENT, THAT THE EXECUTION OF THIS SEPARATION AGREEMENT IS VOLUNTARY AND DONE OF MY OWN FREE WILL, ACT, AND DEED, AND THAT I HAVE HAD AN OPPORTUNITY TO SEEK COUNSEL WITH AN ATTORNEY AND HAVE HAD SUFFICIENT TIME TO READ THE SEPARATION AGREEMENT AND MAKE A DECISION REGARDING ACCEPTANCE OF ITS TERMS.

Agreed to and accepted by:

/s/ John T. Egeland	/s/ Laurie A. Egeland
John T. Egeland	Witness

1-25-06
Date

Advance America, Cash Advance Centers, Inc.

/s/ Kenneth E. Compton

By: Kenneth E. Compton

Its: President